Independent Auditors' Report

February 7, 1997



Board of Directors and Stockholders
S.G. Torrey Atlanta, Ltd. And Affiliates
5400 Highlands Parkway
Smyrna, Georgia 30082

Dear Sirs:

We have audited the accompanying combined balance sheet of S.G. Torrey Atlanta, Ltd., and the related combined statements of equities, income, and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of S.G. Torrey Atlanta, Ltd., an S Corporation, and Affiliates as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Yours very truly,



/s/ Brian Land
Whittington, McLemore, Land, Davis, and White, C.P.A.'s, P.C.